Exhibit 16.1

July 11, 2019

Richard Giles

Audit Committee Chair

Ampio Pharmaceuticals, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

Dear Mr. Giles:

We have read item 4.01 to be included in the Form 8-K of Ampio Pharmaceuticals, Inc. to be filed with the Securities and Exchange Commission regarding its change in auditors. We are in agreement with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under item 4.01.

Very truly yours,

Plante & Moran, PLLC